SIXTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 2nd day of March, 2009 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as Amended as of June 8, 2006, as of June 27, 2007, as of September 24, 2007, as of January 31, 2008 and as of October 1, 2008 (the “Agreement”) by and between Virtus Opportunities Trust (formerly known as Phoenix Opportunities Trust and Phoenix-Seneca Funds), a Delaware statutory trust (the “Trust”) and Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the “Adviser”) as follows:

1.	All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment Advisers, Inc. is substituted in its place.

2.	All references to Phoenix Opportunities Trust are hereby deleted from the Agreement and Virtus Opportunities Trust is substituted in its place.

3.	In Paragraph 16 of the Agreement, the word “Phoenix” is hereby deleted and the word “Virtus” is substituted in it place.

4.	Virtus Wealth Accumulator Fund has merged with and into another Virtus mutual fund and therefore is hereby deleted from the Agreement.

5.	Virtus Global Real Estate Securities Fund, Virtus Greater Asia ex Japan Opportunities Fund and Virtus Greater European Opportunities Fund are hereby added as additional Series to the Agreement.

6.	The investment advisory fee for each of Virtus Global Real Estate Securities Fund, Virtus Greater Asia ex Japan Opportunities Fund and Virtus Greater European Opportunities Fund is hereby set forth on Schedule A to the Agreement, Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such addition.

7.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended.

8.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITIES TRUST

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

SCHEDULE A

Series		Investment Advisory Fee
Virtus Alternatives Diversifier Fund		0.10%
Virtus Bond Fund		0.50%
Virtus Market Neutral Fund		1.50%
Virtus Wealth Builder Fund		0.10%
Virtus Wealth Guardian Fund		0.10%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion
Virtus CA Tax-Exempt Bond Fund	0.45%	0.40%	0.35%
Virtus Core Bond Fund	0.45%	0.40%	0.35%
Virtus Global Infrastructure Fund	0.65%	0.60%	0.55%
Virtus Global Real Estate Securities Fund	0.85%	0.80%	0.75%
Virtus High Yield Fund	0.65%	0.60%	0.55%
Virtus International Real Estate Securities Fund	1.00%	0.95%	0.90%
Virtus Money Market Fund	0.40%	0.35%	0.30%
Virtus Multi-Sector Fixed Income Fund	0.55%	0.50%	0.45%
Virtus Multi-Sector Short Term Bond Fund	0.55%	0.50%	0.45%
Virtus Real Estate Securities Fund	0.75%	0.70%	0.65%
Virtus Senior Floating Rate Fund	0.60%	0.55%	0.50%
Virtus Worldwide Strategies Fund	0.85%	0.80%	0.75%

	1st $2 Billion	$2+ Billion through $4 Billion	$4+ Billion
Virtus Foreign Opportunities Fund	0.85%	0.80%	0.75%

	1st $1 Billion	$1+ Billion
Virtus Greater Asia ex Japan Opportunities Fund	1.00%	0.95%
Virtus Greater European Opportunities Fund	0.85%	0.80%